CARD ACTIVATION TECHNOLOGIES, INC. ANNOUNCES APPOINTMENT OF A NEW BOARD MEMBER AND REMOVAL OF TWO EXISTING BOARD MEMBERS

Henderson, NV, January 28, 2009 – Card Activation Technologies (OTCBB:CDVT)

On January 28, 2009, Michael De La Garza was appointed President and Director of the Corporation Card Activation Technologies, Inc.  Therefore in accordance with the By-Laws, of the Corporation Michael De La Garza is also Chief Executive Officer of the Corporation.

On January 28, 2009, William P. Williams resigned as the Chairman, Director, Principle Accountant, and Chief Executive Officer and Michael Malet resigned as the Director and Executive Vice President of the Corporation, and that Eva Williams resigned as the Secretary and Treasurer of the Corporation.

Michael De La Garza’s biography is as follows:

 Michael De La Garza is a health care executive with over 20 years of experience.  His experiences have been most recently in acute care hospitals serving in CIO/CTO.  Mr. De La Garza has been the CEO of Absolute Medical Software Systems, LLC and PayMed USA, LLC since 2001 through the present for the past seven (7) years serving as CEO and President. His experience is also complimented by serving as CEO and administrator of a chain of diagnostic imaging centers in Texas and surrounding states since 2005. He has been employed as a healthcare consultant for both profit and not for profit health care facilities.

Mr. De La Garza has a thorough understanding of all aspects of operations including the financial and physician side of the health care environment. He has served as CEO and founder of five accidents and injury physician clinic comprised of over 15 physicians.  Other unique features in his career include serving in a position of Director of Business Development for a large medical billing company. He has also been involved in “certificate of need “review processes and community health planning for the diagnostic imaging centers.

Mr. De La Garza has developed and operated his own consulting firm.  The focus of his consulting activities was on hospitals and physician practice development. The consulting areas included regulatory compliance, physician practice auditing, feasibility studies for imaging facilities and insurance billing and collection auditing.

1767 Veterans Highway, Suite 6♦Islandia, N.Y. 11749♦Tel: 800-327-6537 ext.604♦Fax: 631-582-1643
www.medcom.com

Mr. De La Garza has a technology degree from Danforth College in Texas City, Texas as well as attending South West Texas State College in San Marcos, Texas.

About Card Activation Technologies
Card Activation Technologies, Inc. is a Chicago-based company that owns proprietary patented payment transaction technology used for processing gift cards, phone cards and other debit purchase transactions. The company is actively seeking to license its technology to the thousands of current users and believes that many retailers, gas stations, phone companies and others that utilize those stored value cards, such as gift and debit, infringe its patent.  As a result, the company is aggressively pursuing litigation against these infringements. The Federal Reserve Bank of Philadelphia estimated prepaid card market to be valued in excess of $181.7 billion in transactions in 2006.  According to market forecasts, the prepaid industry will grow to $421.5 Billion by 2010. For further information about Card Activation Technologies go to. www.cardactivationtech.com MedCom USA Inc. (OTC BB: EMED) is a major shareholder in Card Activation Technologies Inc. www.medcomusa.com.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Card Activation Technologies, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) defend its patent; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Contacts for Card Activation Technologies Inc.

William Lane
Ph. 602-740-9999

1767 Veterans Highway, Suite 6♦Islandia, N.Y. 11749♦Tel: 800-327-6537 ext.604♦Fax: 631-582-1643
www.medcom.com